Exhibit 99.1

ECHO GLOBAL LOGISTICS REPORTS THIRD QUARTER 2010 RESULTS

Chicago, IL — (GlobeNewswire) November 3, 2010 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation and supply chain management services, today reported financial results for the three months ended September 30, 2010.  Summarized financial results for the third quarter of 2010, along with select operating metrics, are as follows:

	Three months ended September 30,
Amounts in 000,000s, except per share data	2009	2010	% change
Revenue:
Transactional	$41.9	$70.1	67.2%
Enterprise	28.3	43.4	53.8%
Total Revenue	70.2	113.5	61.8%

Net revenue (Total Revenue less transportation costs)	15.4	21.5	39.0%

Operating Expenses
Commissions	4.3	6.5	53.1%
General and administrative	7.5	9.0	18.7%
Depreciation and amortization	1.3	1.7	33.2%
Total Operating Expenses	13.1	17.2	31.3%

Operating Income	2.3	4.3	82.3%

Interest and other expense	0.5	0.1	-82.7%

Income Before Taxes	1.8	4.2	134.2%

Provision for Income Taxes	0.5	1.6	228.0%

Net Income	1.3	2.6	99.8%
Dividends	0.3	—	-100.0%
Net income applicable to common stockholders	$1.0	$2.6	151.1%

Diluted shares (000)	13.0	22.2
Diluted EPS applicable to common stockholders	$0.08	$0.12

Operating Metrics
Gross margin	22.0%	18.9%	(310)	bps
Operating margin (% of net revenue)	15.1%	19.8%	471	bps

Shipment volume	175,340	273,113	55.8%
Number of enterprise clients	114	143	25.4%
Total employees and agents	747	869	16.3%
Salaried employees	280	298	6.4%
Commissioned sales employees	303	395	30.4%
Sales agents	164	176	7.3%
Less Than Truckload (LTL) Revenue %	43.9%	46.0%	202	bps
Truckload (TL) Revenue %	36.4%	37.0%	62	bps

Commenting on the Company’s performance, Chief Executive Officer Doug Waggoner said, “Our strong third quarter financial results reflect the execution of our growth strategy, as we delivered our third consecutive quarter of year-over-year revenue growth and doubled our net income. Our focus remains on building our market share position, as we further expanded our enterprise client base by 29 new clients and our shipment volume increased by 56% in the third quarter.  On a year-over-year comparison, our net revenue margins were down 310 basis points due to tight capacity, particularly in the truckload market.  However, we did see an improvement of 67 basis points sequentially, indicating an easing of the margin pressure experienced throughout the first half of the year.”

Third Quarter Results

Total revenue of $113.5 million in the third quarter of 2010 increased 62% compared to revenue of $70.2 million in the third quarter of 2009. The majority of this increase was driven by higher volumes, attributable to both an increase in the number of clients served as well as higher volumes per client for our transactional and enterprise clients.  Total shipment volume increased by 56% in the third quarter of 2010 compared to the third quarter of 2009.  In addition, the Company’s revenue per shipment increased by 4% in the third quarter of 2010 compared to the third quarter of 2009.

Transactional revenue of $70.1 million in the third quarter of 2010 increased 67% compared to transactional revenue of $41.9 million in the third quarter of 2009. Echo’s transactional client base increased from 9,170 in the third quarter of 2009 to 12,626 in the third quarter of 2010. In addition, revenue per transactional customer increased by 21% in the third quarter of 2010 compared to the third quarter of 2009, and revenue per transactional salesperson increased by 26% in the third quarter of 2010 compared to the third quarter of 2009 due to increased productivity.

Enterprise revenue of $43.4 million in the third quarter of 2010 increased 54% compared to enterprise revenue of $28.3 million in the third quarter of 2009. This increase was driven by the net addition of 29 new enterprise clients from the prior year quarter, as well as a 23% increase in the average revenue per enterprise client in the third quarter of 2010 compared to the third quarter of 2009. Echo entered into six new enterprise agreements during the third quarter of 2010.

Net revenue, which represents total revenue less transportation costs, increased 39% in the third quarter of 2010 to $21.5 million compared to $15.4 million in the third quarter of 2009. This increase was driven by growth in volume, partially offset by lower margins due to tightening truckload capacity.

Commission expense increased by 53% in the third quarter of 2010 compared to the third quarter of 2009. This increase was due to the increase in net revenue, as the Company’s commission plans are based on net revenue, and a higher overall effective commission rate due to the changes in net revenue mix and varying compensation plans.

The Company’s general and administrative expense of $9.0 million increased 19% in the third quarter of 2010 compared to $7.5 million in the third quarter of 2009, driven primarily by an increase in personnel.  The total number of employees and agents increased from 747 as of September 30, 2009 to 869 as of September 30, 2010.

The Company’s depreciation and amortization expense of $1.7 million increased 33% in the third quarter of 2010 compared to $1.3 million in the third quarter of 2009. This increase in expense was the result of continued investment in technology and the resulting depreciation of capitalized software development costs, as well as an increase in amortization expense of intangibles assets resulting from the acquisitions completed over the past year.

Net income for the third quarter of 2010 was $2.6 million compared to net income of $1.3 in the third quarter of 2009. Diluted earnings per share of $0.12 in the third quarter of 2010 was an increase of $0.04 per share over diluted earnings per share of $0.08 in the third quarter of 2009.

Business Outlook

“Our strategy is to remain focused on growing our client base and increasing our footprint throughout the U.S.,” Mr. Waggoner commented. “We serve industries with significant growth potential and are investing in our people, technology and capacity to accommodate this future long-term growth.  We experienced improving trends in sales force productivity as well as improvement in key operating metrics that have enabled us to continue to achieve rapid growth.  However near-term, we did see some softening of demand indicating the economic recovery may be slowing from levels earlier in the year.  We anticipate a more moderate demand environment in the fourth quarter, yet we remain confident that our business model will enable us to capture further market share.”

Conference Call

A conference call will be broadcast live on Wednesday, November 3, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Douglas R. Waggoner, Chief Executive Officer, and David B. Menzel, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investors’ “Events” section of Echo’s website at www.echo.com.  A replay of the webcast will be available later that day in the same section of the website.

About Echo Global Logistics

Chicago-based Echo Global Logistics is a leading provider of technology-enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo’s web-based technology platform compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ shipping and freight management needs.  This year, Echo has procured transportation and provided logistics services for more than 19,000 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the Form 10-K we filed with the SEC.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Echo Global Logistics, Inc.

CONTACT: Echo Global Logistics, Inc.

Heather Mills

312-276-3222

hmills@echo.com

	Three months ended September 30,
Amounts in 000,000s, except per share data	2009	2010	% change
Revenue:
Transactional	$41.9	$70.1	67.2%
Enterprise	28.3	43.4	53.8%
Total Revenue	70.2	113.5	61.8%

Net revenue (Total Revenue less transportation costs)	15.4	21.5	39.0%

Operating Expenses
Commissions	4.3	6.5	53.1%
General and administrative	7.5	9.0	18.7%
Depreciation and amortization	1.3	1.7	33.2%
Total Operating Expenses	13.1	17.2	31.3%

Operating Income	2.3	4.3	82.3%

Interest Expense	0.5	0.1	-82.7%

Income Before Taxes	1.8	4.2	134.2%

Provision for Income Taxes	0.5	1.6	228.0%

Net Income	1.3	2.6	99.8%
Dividends	0.3	—	-100.0%
Net income applicable to common stockholders	$1.0	$2.6	151.1%

Diluted shares (000)	13.0	22.2
Diluted EPS applicable to common stockholders	$0.08	$0.12

Operating Metrics
Gross margin	22.0%	18.9%	(310)	bps
Operating margin (% of net revenue)	15.1%	19.8%	471	bps

Shipment volume	175,340	273,113	55.8%
Number of enterprise clients	114	143	25.4%
Total employees and agents	747	869	16.3%
Salaried employees	280	298	6.4%
Commissioned sales employees	303	395	30.4%
Sales agents	164	176	7.3%
Less Than Truckload (LTL) Revenue %	43.9%	46.0%	202	bps
Truckload (TL) Revenue %	36.4%	37.0%	62	bps

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2009	2010
		(unaudited)
Cash and cash equivalents	$47,803,704	$43,262,328
Accounts receivable, net of allowance for doubtful accounts	43,689,684	59,655,201
Prepaid expenses	6,420,750	7,276,678
Other current assets	735,171	483,049
Total long term assets	34,025,979	41,032,695
Total assets	$132,675,288	$151,709,951

Accounts payable — trade	$27,039,510	$37,283,123
Current maturities of capital lease obligations	302,518	294,129
Other liabilites	3,775,840	4,479,876
Deferred income taxes	1,894,204	1,990,690
Long term liabilities	5,873,143	5,876,454
Stockholders’ equity	93,790,073	101,785,679
Total liabilities and stockholders’ equity	$132,675,288	$151,709,951

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Echo Global Logistics, Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
	(Unaudited)		(Unaudited)

REVENUE	$70,167,741	$113,532,992	$179,521,672	$312,541,880

COSTS AND EXPENSES:
Transportation costs	54,724,939	92,066,603	139,825,336	253,982,164
Selling, general, and administrative expenses	11,856,904	15,544,175	32,521,221	44,091,871
Depreciation and amortization	1,252,599	1,668,478	3,391,380	5,061,724
INCOME FROM OPERATIONS	2,333,299	4,253,736	3,783,735	9,406,121
OTHER EXPENSE	(558,378)	(96,360)	(822,903)	(189,487)
INCOME BEFORE PROVISION FOR INCOME TAXES	1,774,921	4,157,376	2,960,832	9,216,634
INCOME TAX EXPENSE	(476,286)	(1,562,221)	(942,951)	(3,459,475)
NET INCOME	1,298,635	2,595,155	2,017,881	5,757,159
DIVIDENDS ON PREFERRED SHARES	(265,013)	—	(792,200)	—
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$1,033,622	$2,595,155	$1,225,681	$5,757,159

Basic net income per share	$0.08	$0.12	$0.10	$0.26
Diluted net income per share	$0.08	$0.12	$0.10	$0.26

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Echo Global Logistics, Inc.

Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2009	2010
	(Unaudited)

Net cash provided by (used in) operating activities	$(5,437,568)	$4,279,088

Net cash used in investing activities	(10,087,434)	(9,827,922)

Net cash provided by financing activities	14,970,568	1,007,458

Decrease in cash and cash equivalents	(554,434)	(4,541,376)
Cash and cash equivalents, beginning of period	1,872,922	47,803,704
Cash and cash equivalents, end of period	$1,318,488	$43,262,328

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